MOUNTAINEER GAS COMPANY

$10,000,000

7.83% Senior Notes, Class A, due October 31, 2009

$30,000,000

8.09 % Senior Notes, Class B, due October 31, 2019
__________________

NOTE PURCHASE AGREEMENT

__________________

Dated as of October 15, 1999

SCHEDULE A	INFORMATION RELATING TO PURCHASES
SCHEDUELE B	DEFINED TERMS
SCHEDULE 4.9	Changes in Corporate Structure
SCHEDULE 5.3	Disclosure
SCHEDULE 5.4	Organization and Ownership of Shares of Subsidiaries
SCHEDULE 5.5	Financial Statements
SCHEDULE 5.8	Litigation
SCHEDULE 5.11	Licenses, Permits, etc.
SCHEDULE 5.14	Use of Proceeds
SCHEDULE 5.15	Existing Indebtedness and Liens
SCHEDULE 5.19	Environmental Matters
EXHIBIT 1.1	Form of 7.83% Senior Note, Class A, due October 31, 2009
EXHIBIT 1.2	Form of 8.09% Senior Note, Class B, due October 31, 2019
EXHIBIT 4.4(a)	Form of Opinion of Special Counsel for the Company
EXHIBIT 4.4 (b)	Form of Opinion of Special Counsel for the Purchasers

MOUNTAINEER GAS COMPANY
414 Summers Street
Charleston, WV 25301 $10,000,000 7.83% Senior Notes, Class A, due October 31, 2009 $30,000,000 8.09% Senior Notes, Class B, due October 31, 2019 As of October 15, 1999
TO EACH OF THE PURCHASERS LISTED IN THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

          Mountaineer Gas Company, a West Virginia corporation (the "Company") agrees with you as follows:

1.        AUTHORIZATION OF NOTES.

           The Company will authorize the issue and sale of $10,000,000 aggregate principal amount of its 7.83% Senior Notes, Class A, due October 31, 2009 )the "Class A Notes", such term to include any such notes issued in substitution therefore pursuant to Section13 of this Agreement" and $30,000,000 of its 8.09% Senior Notes, Class B, due October 31, 2019 (the "Class B Notes" such term to include any such notes issued in substitution therefore pursuant to Section 13 of this Agreement and, collectively with the Class A Notes, the "Notes") The Class A Notes shall be substantially in the form set out in Exhibit 1.1, and the Class B Notes shall be substantially in the form set out in Exhibit 1.2, in each case, with such changes therefrom, if any, as may be approved by you and the Company, Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule of an Exhibit attached to this Agreement.

2.        SALE AND PURCHASE OF NOTES.

           Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100%of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "Other Agreements") with each of the other purchases named in Schedule A (the "Other Purchasers"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount and class specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreements and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.          CLOSING.

             The sale and purchase of the Notes to be purchases by you shall occur at the offices of Day, Berry & Howard LLP, City Place I Hartford, Connecticut 06103-3499, at 10:00 a.m., New York, New York time, at a closing (the "Closing") on November 1, 1999 or on such other Business Day thereafter on or prior to November 2, 1999 as may be agreed upon by Company band you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchases by you as set forth on Schedule A in the form of a single Note (or such greater number of Notes as are specified in Schedule A) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the company to account number 654-642-8 at One Valley Bank, N.A. (ABA # 0519-0035-3). One Valley Square, Charleston, West Virginia 25301, attention Sharon Pugh, Commercial Lending. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3 or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.          CONDITIONS TO CLOSING.

             Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at theClosing, of the following conditions:

4.1        Representations and Warranties.

           The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2       Performance; No Default.

            The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.

4.3          Compliance Certificates.

               (a)     Officer's Certificate.   The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

              (b)     Secretary's Certificate.   The Company shall have delivered to you a certificate certifying as to the bylaws and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement ant the Other Agreements.

4.4          Opinions of Counsel.

               You shall have received opinions in form and substance satisfactory to you dated the date of the Closing (a) from Goodwin & Goodwin, counsel for the Company, covering the matters set forth in Exhibit 4.4 (a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you), and (b) from Day, Berry & Howard, LLP, your special counsel in connection with such transactions substantially in the form set forth in Exhibit 4.4 (b) and covering such other matters incident to such transactions as you may reasonably request.

4.5         Purchase Permitted By Applicable Law, etc.

              On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405 (a) (8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T, or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6          Sale of Other Notes.

               Contemporaneously with the Closing, the Company shall see to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchases by them as the Closing as specified in Schedule A.

4.7         Payment of Special Counsel Fees.

              Without limiting the provisions of Section 15.1; the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8 Private Placement Number. A Private Placement number issued by Standard & Poor's CUSIP Service Bureau shall have been obtained for the Notes.

4.9          Changes in Corporate Structure.

               Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10          Regulatory Approvals.

                 All consents, approvals and authorizations of, and registrations, filings and declarations with, any governmental Authority, including without limitation the West Virginia Public Service Commission (the "WVPSC") and the Federal Energy Regulatory Commission, required in connection with the execution, delivery or performance of this Agreement and the Other Agreements and the issuance of the Notes shall have been received or made, and all such consents, approvals and authorizations shall be final in full force and effect and binding on all parties.

4.11         Payment of Outstanding Indebtedness.

                Concurrently with the Closing, the Company shall apply the balance of the proceeds from the sale of the Notes, after payment of expenses of the transaction, to the reduction of its Indebtedness to the various banks for short-term borrowings pursuant to the Company's working capital lines of credit identified in Schedule 5.15. and for general corporate purposes.

4.12          Proceedings and Documents.

                 All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to you that:

5. 1          Organization; Power and Authority.

               The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Other Agreements and the Notes and to perform the provisions hereof and thereof. All of the issued and outstanding Voting Stock of the Company, as reflected on its most recent balance sheet furnished to you, has been validly issued and is fully paid and non-assessable and is owned beneficially and of recorded by Eastern Systems Corporation.

5.2           Authorization, etc.

                This Agreement, the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement ant the Other Agreements constitute, and upon execution and delivery thereof each Note will constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement or creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3          Disclosure.

               The Company, through its agents, PNC Capital Markets, Inc., has delivered to you and to each Other Purchaser a copy of a Private Placement Memorandum, dated August 1999 (the "Memorandum"), relating to the transactions contemplated hereby. Except as disclosed in Schedule 5.3 this Agreement, the Memorandum, the documents, certificates or other writings delivered to you or your special counsel by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that although all projections furnished to you by or on behalf of the Company have been based on assumptions and estimates which are reasonable in light of existing conditions, the future performance of the Company and its Restricted Subsidiaries may vary materially from the projected results. There is no agreement, restriction or other factual matter which the Company has not disclosed to you in writing which has nor, so far as the Company can now foresee, will have a Material Adverse Effect. Except as disclosed in the Memorandum or as expressly described in one of the documents, certificates or other writings delivered to you or your special counsel by or on behalf of the Company in connection with the transactions contemplated hereby, or in the financial statements listed in Schedule 5.5, since June 30, 1999, there has been no change in the financial condition, operations, business, franchises, properties or treatment for ratemaking purposes of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.4 Organization and Ownership of Shares of Subsidiaries.

                (a)   Schedule 5.4 is a complete and correct list of the Company's Restricted Subsidiaries and Unrestricted Subsidiaries, including Mountaineer Gas Services, Inc. ("MGS") and MAPCOM Systems, Inc. ("MAPCOM"), showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interest outstanding owned by the Company and each other Subsidiary.

          (b)   All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and no assessable and are owned by the Company or another Subsidiary free and clear of any Lien.

          (c)   Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not individually or in the aggregate, reasonable be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority and franchisees and governmental consents and approvals to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

          (d)   No Subsidiary is a party to, or otherwise subject to, any legal restriction or agreement (other than this Agreement and the Other Agreements and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interest of such Subsidiary.

5.5 Financial Statements.

               The Company has delivered to you copies of the financial statements of the company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6 Compliance with Laws, Other Instruments, etc.

                The execution, delivery and performance by the Company of this Agreement, the Other Agreements and the Notes will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions or any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (iii) violate any provision of any statue or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7 Governmental Authorizations, etc.

                  No consent, approval or authorization, or registration, filing or declarations with any Governmental Authority is required in connection with the execution delivery or performance by the Company of this Agreement and the Other Agreements or the issuances and sale by the Company of the Notes.

5.8          Litigation; Observance of Statutes and Orders.

               (a)   Except as disclosed in Schedule 5.8, there are no actions suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority than, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

               (b)   Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9           Taxes.

             The Company and its Subsidiaries have filed all income tax and other tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company of a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended June 30, 1996 and the fiscal year ended June 30, 1996 is closed to further assessments. The Company knows of no proposed additional tax assessment against it or any Subsidiary.

5.10          Title to Property; Leases.

                 The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all its real properties, and has good title to all its other property, including all such properties reflected in the most recent balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those identified in Schedule 5.15 or which are otherwise permitted by Section 10.5 All Material leases are valid and subsisting and are in full force and effect in all respects.

5.11 Licenses, Permits, etc.

                  Except as disclosed in Schedule 5.11, the Company and each Subsidiary owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto necessary for the present and planned future conduct of its business, without known conflict with the rights of others.

5.12           Compliance with ERISA.

                  (a)   The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

                   (b)   The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined by the July 1, 1998 Actuarial Valuation Report prepared by William M. Mercer, Incorporated, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than 6 million in the case of any single Plan and by more than $6 million in the aggregate for all Plans. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

                  (c)   The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

                  (d)   The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

                  (e)   The execution and delivery of this Agreement and the Other Agreements and the issuance and sale of the Notes hereunder and thereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of our representation in Section 6.2 of this Agreement and the similar representations of the other Purchasers in the Other Agreements as to the funds to be used to pay the purchase price of the Notes to be purchased by you.

               (e)   Notice of Default or Event of Default - promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

               (f)  Notice of Claimed Default - immediately upon becoming aware that the holder of any Indebtedness or security of the Company or any Subsidiary has given notice or taken any other action with respect to a clamed default or event of default, a notice specifying the notice given or action taken by such holder, the nature of the claimed default or event of default and the action the Company is taking with respect thereto;

               (g)   ERISA Matters - promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company of an ERISA Affiliate proposes to take with respect thereto;

                     (i)   with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                     (ii)   the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the company of any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                    (iii)   any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefits plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to "Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(h) WVPSC Reports - promptly upon its becoming available, one copy of each annual report filed by the Company of any Subsidiary with the WVPSC;

              (i)   Rate Orders - promptly upon their becoming available, one copy of (i) any notices received from Federal or state regulatory agencies relating to an order, ruling, statute or other law or any application or other presentation made by the Company or a Subsidiary to any such agency or other information which might have a Material Adverse Effect; and (ii) any decision or order of the WVPSC relating to a change in rates or a fuel adjustment clause or similar rate-setting mechanism for the Company;

               (j)   Change of Control - not later than two Business Days after knowledge by a Responsible Officer that a Change of Control has occurred or is proposed to occur, a notice specifying (1) the date on which such Change of Control occurred or is expected to occur and describing such Change of Control in detail, and (2) that each holder of Notes may require prepayment of its Notes pursuant to Section 8.1; and

               (k)   Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial conditions, assets or properties of the Company of any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2          Compliance Certificates.

                (a)   Each set of audited financial statements delivered to a holder of Notes pursuant to Section 7.1(b) shall be accompanied by a certificate of the independent certified public accountants shoes opinion accompanies such statements stating whether in the course of their audit such accountants have become aware of any condition or event that constitutes a Default or an Event of Default, and, if any such condition or event existed or exists, specifying the nature and period of existence thereof.

               (b)   Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

                        (i)   Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 through Section 10.6 and Section 10.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished ( including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence and the information required by Section 10.3 (d));and

                          (ii)   Default or Event of Default - statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under this or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly of annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default of, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the company shall have taken or proposes to take with respect thereto.

7.3 Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

               (a)   No Default - if not Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company or any Subsidiary, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's or any Subsidiary's officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

              (b)   Default - if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company of any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.            PREPAYMENT OF THE NOTES.

8.1          Required Prepayments.

               Within 90 days of receipt of a notice of Change of Control given pursuant to Section 7.1(j), each holder of Notes may give notice to the Company requiring that the entire outstanding principal amount of its Notes of either or both classes, but not less than such entire outstanding principal amount, be prepaid; provided, however, that if any holder of Notes holds Notes of both classes, such holder may exercise its rights under this Section 8.1 with respect to one or both classes of Notes held by it. Upon receipt of a notice requiring the prepayment of a holder's Notes of either or both classes pursuant to this Section 8.1, the Company shall, on a date within 30 days of such receipt to be fixed by the Company by notice to the holder given at least 10 days prior to the prepayment date, prepay the entire outstanding principal amount of such holder's Notes designated for prepayment at 100% of such principal amount, together with accrued interest on such Notes to the prepayment date.

8.2 Optional Prepayments with Make-Whole Amount.

                The Company may, as its option, upon notice as provided below, prepay at any time all, or from time to time any part of, either or both classes of the Notes, in an amount not less than 10% of the aggregate principal amount of such class or classes the Notes then outstanding in the case of a partial prepayment, at par, plus the Make-Whole Amount determined for the prepayment date with respect to the principal amount so prepaid. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 670 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the class or classes of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3              Allocation of Partial Prepayments.

                   In the case of each partial prepayment of the Notes, other than a prepayment pursuant to Section 8.1, the principal amount of the Notes of each class to be prepaid shall be allocated amount all of the Notes in such class at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4              Maturity; Surrender, etc.

                    In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5              Purchase of Notes.

                   The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except up on the payment or prepayment of the Notes in accordance with the terms of this Agreement, the Other Agreements and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement or the Other Agreements, and no Notes may be issued in substitution or exchange for any such Notes.

8.6              Make-Whole Amount.

                    The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any ,of the Discounted Value of the Remaining Schedule Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

                             "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

                                "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable ) equal to the Treasury Rate with respect to such Called Principal.

               "Treasury Rate" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day proceeding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury Securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date (as shown on page "USD" of the Bloomberg Financial Markets Service or such other display as may replace the Bloomberg Financial Markets Service); provided, however, that if there is no U.S. Treasury security for which a weekly average yield is given which has a constant maturity equal to the Remaining Average Life of the Notes, the Treasury Rate shall be obtained by interpolating linearly between (1) the U.S. Treasury security for which a weekly average yield is given with the duration closets to and greater than the Remaining Average Life and (2) the U.S. Treasury security for which a weekly average yield is given with the duration closest to and less than the Remaining average Life, except that if the Remaining Average Life is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

                 "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest on-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the schedule due date of such Remaining Scheduled Payment.

                    "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

                      "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1 as the context requires.

9. AFFIRMATIVE COVENANTS. The Company covenants that so long as any of the Notes are outstanding:

9.1                Compliance with Law.

                      The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations and make all filings and registrations necessary to the ownership of their respective properties or to the conduct or their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations or to make such filings and registrations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.2               Insurance.

                    The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3             Maintenance of Properties.

                   The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.

9.4              Payment of Taxes.

                   The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of the, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings and the Company of a Subsidiary has established adequate reserves therefore in accordance with GAAP on the books of the Company or such Subsidiary or (ii) nonpayment of all such taxes assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5               Corporate Existence, etc.

                     The Company will at all times do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain each Restricted Subsidiary as a Restricted Subsidiary, except as other wise permitted by Section 10.7

9.6                Gas Purchase Contracts.

                     If at any time the Company does not have in effect a fuel adjustment clause or a similar mechanism approved by the WVPSC by which the rates charged by the Company are automatically adjusted to reflect variations in natural gas prices paid by the Company the company shall have in place hedging mechanisms that are reasonably sufficient to protect against market fluctuations in the wholesale natural gas market for an amount of natural gas equal to at least 66 2/3% of the natural gas to be purchases by the Company including, without limitation, natural gas to be purchased under a contract with MGS or Coral.

10. NEGATIVE COVENANTS. The Company covenants that so long as any of the Notes are outstanding:

 10.1              Transactions with Affiliates.

                       The Company will not, and will not permit any Restricted Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate unless (i) such transaction or group of related transactions are between or among the Company and its Restricted Subsidiaries or (ii) such transaction or group of related transactions are on an arm's length basis; provided, however, that the Company and its Restricted Subsidiaries may pay to Affiliates for management services up to $1,200,000 per annum, increasing 5% per annum, effective upon the earlier of (x) full repayment of the Other Notes or (y) October 1, 2010.

10.2               Merger, Consolidation, etc.

                      (a)   The Company shall not consolidate with or merge with any other corporation or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries in a single transaction or series of transactions to any Person or Person unless:

                              (1) (i) the Company is the surviving person of such merger of consolidation; or (ii) the successor formed by such consolidation or the survivor of such merger of the Person that acquires all or substantially all of the assets of the Company and its Restricted Subsidiaries as any entirety, as the case may be (the "Surviving Entity"), shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes; and

                               (2)   immediately before and after giving effect to such transaction or series of transactions (including any Indebtedness incurred in connection therewith ), no Default or Event of Default shall have occurred and be continuing; and

                               (3)   immediately after giving effect to such transaction or series of transactions, the Company of the Surviving Entity, as the case may be, could incur $1.00 of additional Consolidated Funded Indebtedness pursuant to Section 10.3.

No such conveyance, assignment, transfer lease of other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement of the Notes.

                (b)   The Company shall not permit any Restricted Subsidiary to consolidate with or merge into any other corporation or sell, convey, assign transfer, lease or otherwise dispose of all or substantially all of its assets except as permitted by Section 10.2 (a).

10.3 Indebtedness.
(a) The Company will not directly or indirectly become liable for, create, issue, assume, guarantee, renew or extend any Funded Indebtedness (other than the Notes) unless;

                        (i)   immediately after giving effect to the incurrence of such Funded Indebtedness and the application of the proceeds therefrom and taking account of the Indebtedness evidenced by the Notes and the Other Notes, the ratio of consolidated Funded Indebtedness to Total Capitalization of the company and its Restricted Subsidiaries on a consolidated basis will not exceed 0.65 to 1.00; and

                        (ii)   the ratio of EBIT to Pro Forma Interest Expense for the Company and its Restricted Subsidiaries on a consolidated basis, after giving effect to the incurrence of such Funded Indebtedness and the application of the proceeds therefrom on a pro forma basis and taking account of the Indebtedness evidenced by the Notes and the Other Notes, would not have been less than 1.5 to 1.0 in a period of at least 12 consecutive months during the preceding 15 calendar months.

(b) The Company will not permit any Restricted Subsidiary to become liable for, create, issue assume, guarantee, renew or extend, directly or indirectly, any Indebtedness.

               (c)   The Company will not directly or indirectly become liable for, create, issue, assume, guarantee, renew or extend any Indebtedness if in connection therewith, the Company must agree to a limitation on Restricted Payments that is more restrictive than the provisions of Section 10.4.

              (d)   The Company will either (i) have no Current Debt outstanding on any day during a period of at least thirty consecutive days during each period of twelve consecutive months, or (ii) there shall be a period of thirty consecutive days during each twelve month period when the Company would be entitled to incur at least $1.00 of additional Funded Indebtedness under Section 10.3(a) if, for purposes of the test provided in clause (i) of Section 10.3(a), consolidated Funded Indebtedness included the average balance of Current Debt outstanding during such thirty-day period plus the highest balance of Funded Indebtedness of the Company outstanding on any day during such thirty-day period. Each quarterly compliance certificate delivered pursuant to Section 7.2(b) shall designate the most recent thirty-day period during which the Company satisfied the requirements of this Section 10.3(d) and the average balance of Current Debt, if any, outstanding during such thirty-day period. If during such thirty-day period Current Debt was outstanding, an amount of Current Debt equal to the average balance during such period shall be included in Funded Indebtedness of the Company for all purposes of this Agreement until the Company next satisfies the requirements of this Section by having no Current Debt outstanding for at least thirty consecutive days.

10.4 Restricted Payments.

                      The Company will not, and will not permit any Restricted Subsidiary to, declare, make or become obligated to make, directly or indirectly, and Restricted Payment unless, after giving effect to such Restricted Payment, (1) not Default or Event of Default shall have occurred and be continuing, (2) the Company can incur $1.00 of additional funded Indebtedness under Section 10.3 and (3) the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries since October 12,1995 does not exceed the sum of (i) $8,000,000 plus (ii) (0% of the cumulative Consolidated Net Income from October 12, 1995 (or, if consolidated New Income is a loss for such period minus 100% of such loss).

10.5 Negative Pledge.

                       The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property now owned or hereafter acquired, including the property of any Restricted Subsidiary, or any income, profits or proceeds therefrom, to be subject of a Lien of any kind except:

                        (1)   Liens securing the payment of taxes, assessments or governmental charges or levies is or the demands of suppliers, mechanics carriers, warehousers, landlords and other like Persons, provided that (A) such Liens do not in the aggregate materially reduce the value of any properties subject to the Liens or materially interfere with their use in the ordinary conduct of the owning company's business and (B) all claims which the Liens secure are not yet due or are being actively contested in good faith and by appropriate proceedings and for which such owning company has established adequate reserves in accordance with GAAP;

                       (2)   Liens incurred or deposits made in the ordinary course of business (A) in connection with worker's compensation, unemployment insurance, social security and other like laws, or (B) to secure the performance of letters of credit, bids, tenders, sales, contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, in each case not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;

               (3)   attachment, judgment and other similar Liens arising in connection with court or regulatory proceedings, provided that (A) execution and other enforcement are effectively stayed, (B) all claims which the Liens secure are being actively contested in good faith and by appropriate proceedings, and (C) adequate book reserve been established with respect thereto;

               (4)   mechanics', workmens', materialmens', construction and other similar liens arising in the ordinary course of business or incident to the construction or improvement of any property, provided that the obligations which those Liens secure are not yet due;

               (5)   Liens identified in Schedule 5.15 existing on the date hereof, provided that the Indebtedness secured by such Lines shall not be increased or renewed and the time for repayment of such Indebtedness shall not be extended;

               (6)   Purchase Money Mortgages or conditional sale, Capital Lease, sale/lease back or other title retention agreements or other Liens incurred, taken subject to or assumed in connection with the purchase, lease, improvement or construction of property or to secure Indebtedness incurred solely for the purpose of financing the acquisition, lease, construction or improvement of any such property to be subject to such mortgages, agreements or other Liens; provided, however, that (A) such property is to be used in the business of the Company or its Restricted Subsidiaries, (B) the Indebtedness secured by any such Lien is permitted by Section 10.3 and does not exceed 80% of the lesser of the purchase price or the fair market value of the property subject to such Lien, and (C) no such Lien shall extend to or cover not originally subject thereto, other than improvements to the property originally subject thereto; and

               (7)   Liens securing an aggregate amount of Funded Indebtedness, in addition to that permitted by paragraph (6), which is incurred as permitted by Section 10.3 and does not exceed 5% of consolidated Net Tangible Assets.

    Disposition of Assets.

                    (a)   Neither the Company nor any Restricted Subsidiary will sell, lease, transfer or otherwise dispose of any of its assets, other than Restricted Investments, if the aggregate new book value of all assets disposed of since the date of issuance of the Notes should exceed 10% of consolidated Total Assets.

                   (b)   Any sale of assets by the Company or any Restricted Subsidiary permitted by paragraph (a) (other than sales of assets in the ordinary course of business) shall be for not less than the fair market value of the assets sold, as determined by a resolution of the Board of Directors of the Company or the Restricted Subsidiary, whose determination shall be conclusive in the absence of bad faith. Not less than 85% of the consideration received by the Company or a Restricted Subsidiary on a sale of assets shall consist of cash or cash equivalents.

Issuance and Sale of Restricted Subsidiaries' Stock.

               Neither the Company nor any Restricted Subsidiary will not otherwise dispose of any Indebtedness owned by it or any shares owned by it of the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a restricted Subsidiary (said stock, options, warrants and other Securities herein called "Subsidiary Stock"), nor will any Restricted Subsidiary issue, sell or other wise dispose of any shares of its own Subsidiary Stock, except to the Company of a Wholly-Owned Restricted Subsidiary; provided that the foregoing restrictions do not apply to the issue of directors' qualifying shares.

10.8 Net Worth. The Company will at all times maintain Consolidated Tangible Shareholders' Equity of at least $53,000,000.

10.9          Line of Business.

                 Neither the Company nor MGS will own or operate any business other than the business of an operating natural gas distribution utility or the business of an oil and gas exploration, production, marketing and transmission company, and MAPCOM will not own or operate any business other than the business of marketing AM/FM software and digital mapping conversion and consulting services; provided, however, that the Company MGC and MAPCOM may own or operate any business or businesses engaged in operations related to and consistent with their current lines of business.

11. EVENTS OF DEFAULT. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

                  (a)   the Company defaults in the payment of any principal, interest or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise or;

(b) the Company defaults in the performance of or compliance with any term contained in Section 7.1(e), (f) or (j) or Section 10.1 through Section 10.9; or

                  (c)   the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a) and (b) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (c) of Section 11); or

                   (d)   any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this agreement or any Other Agreement or in any writing furnished in connection with the transactions contemplated here by proves to have been false or incorrect in any material respect on the date as of which made; or

(e) an "Event of Default" shall have occurred with respect to the Company's 7.59% Senior Notes due October 1, 2010; or

                    (f)   (i)  the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become or has been declared due and payable, or any holder of such Indebtedness or a trustee is permitted to declare such Indebtedness to be due and payable, before its stated maturity or before its regularly schedule dates of payment; or

                  (g)   the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it or, a petition for relief or reorganization or arrangement or any other petition in bankruptcy ,for liquidation or to take advantage of any bankruptcy or, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors,

                   (h)   a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution , winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed with 60 days or

                 (i)   a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against one or more of the Company and its Restricted Subsidiaries and such judgments are not, within 30 days after entry thereof, bonded discharged or stayed pending appeal, or are not discharge within 30 days after the expiration of such stay; or

                (j)   if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension off any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the company of any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfounded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with title IV of ERISA shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events would reasonably be expected to have a Material Adverse Effect, unless such event or events are required by law.

As used in Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such items in Section 3 of ERISA.
12. REMEDIES ON DEFAULT, ETC.

12.1         Acceleration.

               (a)   If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

              (b)   If any other Event of Default (other than an Event of Default described in paragraph (a) of Section 11) has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

              (c)   If any Event of Default described in paragraph (a) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

              Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an event of default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2 Other remedies.

                If any Default or Event of Default has occurred and is continuing and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3 Rescission.

                At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect to the Notes, at the Default rate, (b) all events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4        No Waivers or Election of Remedies, Expenses, etc.

              No course of dealing and no delay on the part of any holder of any Note in exercising any right , power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statue or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover al costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorney's fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1       Registration of Notes.

              The Company shall keep at its principal executive office a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2 Transfer and Exchange of Notes.

                    Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Notes of his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expenses (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibits 1.1 and 1.2. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,00 provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3 Replacement of Notes.

                 Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

                (a)   in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it provided that if the h older of such Notes is, or is a nominee for, an original Purchaser or an Institutional Investor, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                (b)   in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Notes, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENT OF NOTES.
14.1 Place of payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Charleston, West Virginia at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the company in the United States or the principal office of a bank or trust company in the United States.

14.2            Home Office Payment.

                   So long as you or your nominee shall be the holder of any Notes, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Notes, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Notes as you have made in this Section 14.2

15.               EXPENSES, ETC.

15.1             Transaction Expenses.

                    Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorney's fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation; (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Notes, and (b) the costs and expenses, including financial advisors fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

15.2              Survival.

                      The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE                       AGREEMENT.

                       All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the company pursuant to this Agreement shall be deemed representations and warranties of the company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.             AMENDMENT AND WAIVER.

17.1            Requirements.

                   This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) not amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest of the Make-Whole amount on, the Notes or change the currency in which such payments are to be made, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2               Solicitation of Holders of Notes.

                      (a)   Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder or outstanding Notes promptly following the date on which it is executed and delivered by or receives the consent or approval of, the requisite holders of Notes.

               (b)   Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remunerations concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3          Binding Effect, etc.

                 Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver sill extend to or affect any obligation, covenant, agreement., Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note not any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Notes. As used here in, the term "This Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4           Notes Held by Company, etc."

                  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.            NOTICES.

                 All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,
(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

                              (iii)   if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Michael S. Fletcher, President, or at such other address as the Company shall have specified to the holder or each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.             REPRODUCTION OF DOCUMENTS.

                  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents receive by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall like wise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.             CONFIDENTIAL INFORMATION

                   For the purposes of this Section 20, "Confidential Information" means information delivered to you by or on behalf of the Company or an Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when receive by you as being confidential information of the Company or such Subsidiary, provided that such terms does not include information that (a) was publicly know or otherwise know to you prior to the time of such disclosure, (b) subsequently becomes publicly know through no act or omission by you or any person acting on your behalf, (c) otherwise becomes know to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentially of such confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisor s and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (III) any other holder of any Notes, (iv) any Institutional Investor which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt for such confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to is receipt of such confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you (vii) the National Association of Insurance commissioners or any similar organization ,or any nationally recognized rating agency that requires access to information about your investment portfolio, or (VIII) any other Person to which such delivery or disclosure may be necessary or appropriate (w)

to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under you Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a part to this Agreement to its nominee), such older will enter into an agreement with the Company embodying the provisions of this Section 20.

21.             SUBSTITUTION OF PURCHASER.

                  You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the work "you" is used in this Agreement (other than in this Section 21),such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is to substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in the Agreement (other than in this Section 21), such work shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22. MISCELLANEOUS.

22.1            Successors and Assigns.

                   All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2 Payments Due on Non-Business Days.

                   Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3             Severability.

                    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability.

without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4 Construction.

                  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5            Counterparts.

                   This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6            Governing Law.

                    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

(SIGNATURE PAGE TO FOLLOW)

               If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours, MOUNTAINEER GAS COMPANY
By: /s/ D. C. Supcoe Name: D. C. Supcoe Title: Senior Vice President

The foregoing is hereby agreed to as of the date thereof. TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA By_____________________________________ Name: Title:

(SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT)

               If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours, MOUNTAINEER GAS COMPANY By_______________________________ Name: Title:

The foregoing is hereby agreed to as of the date thereof.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION
OF AMERICA

By /s/ Loren S. Archibald
           Name: Loren S. Archibald
           Title: Managing Director Private Placements

(SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT)

INFORMATION RELATING TO PURCHASES
Name and Address of Purchaser	Principal Amount of Notes to be Purchased
Teachers Insurance and Annuity Association of America 730 Third Avenue New York, NY 10017-3206	1 Class A Note for $10,000,000 1 Class B Note for $23,000,000

Payments

All payments on or in respect of the Notes shall be made in immediately available funds at the opening of business on the due date by electronic funds transfer (identifying as Mountaineer Gas Company) through the Automated Clearing House System to:

Chase Manhattan Bank
ABA No. 021-000-021
New York, NY
Account of: Teachers Insurance and Annuity Association
Account Number: 900-9-000200
For Further Credit to : G07040
On order of: Mountaineer Gas Company

Notices

Contemporaneously with the above electronic funds transfer, advice setting forth (1) the full name, Cusip number and coupon on the Note; (2) allocation of payment between principal, interest, premium and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered, mailed or faxed to:

Teachers Insurance and Annuity Association of America 730 Third Avenue New York, New York 10017-3206 Attention: Securities Accounting Division Telephone: (212) 916-4188 Fax: (212) 916-6955

All other communications shall be delivered or mailed to:
Teachers Insurance and Annuity Association of America 730 Third Avenue New York, New York 10017-3206 Attention: Adrian DeLagarde, Securities Division Telephone: (212) 916-5792 Fax: (212) 916-6582

Principal Amount of Name and Address of Purchaser	Notes to be Purchased
American United Life Insurance Company One American Square P.O. Box 368 Indianapolis, Indiana 46206-0368	1 Class B Note for $4,000,000

1.      All payments on account of the Notes or other obligations in accordance with the provisions thereof shall be made by bankwire transfer of immediately available funds for credit not later than 12 noon New York time to:

The Bank of New York Attn: P&I Department One Wall Street, Third floor Window A New York, New York 10286 ABA# 021000018, BNF: IOC566 Acct.# 186683/AUL

2.      Contemporaneously with the above wire transfer, advice setting forth:

                     (1)   the full name, interest rate, PPN number and maturity date of the Notes;
                     (2)   allocation of payment between principal and interest and any special payments; and
                     (3)   name and address of bank (or trustee) from which wire transfer was sent shall be delivered or mailed to:

                                                    American United Life Insurance Company
                                                    One American Square, P.O. Box 368
                                                    Indianapolis, Indiana 46206-0368
                                                    Attn: Christopher D. Pahlke, Securities Department

3. All notices with respect to prepayments, both scheduled and unscheduled, whether partial or in full, and notice of maturity shall be delivered or mailed to:
American United Life Insurance Company One American Square, P.O. Box 368 Indianapolis, Indiana 46206-0368 Attn: Christopher D. Pahlke, Securities Department

4. All other communications which shall include, but not be limited to, financial statements and certificates of compliance with financial covenants, shall be delivered or mailed to:
American United Life Insurance Company One American Square, P.O. Box 368 Indianapolis, Indiana 46206-0368 Attn: Christopher D. Pahlke, Securities Department
5. All securities shall be registered in the name of American United Life Insurance Company.
6. Tax I.D. No. 35-0145825

Name and Address of Purchaser The State Life Insurance Company c/o American United Life Insurance Company One American Square, P.O. Box 368 Indianapolis, Indiana 46206-0368	Principal Amount of Notes to be Purchased 1 Class B Note for $1,000,000

1.      All payments on account of the Notes or other obligations in accordance with the provisions thereof shall be made by bank wire transfer of immediately available funds for credit, not later than 12 noon, New York time, to:

The Bank of New York Attn: P&I Department One Wall Street, 3rd Floor Window A New York, New York 10286 ABA#021000018, BNF: IOC566 State Life c/o American United Life

2.      Contemporaneously with the above wire transfer, advice setting forth:

                       (1)   the full name, interest rate, PPN Number and maturity date of the Notes;
                       (2)   allocation of payment between principal and interest and any special payments; and
                       (3)   name and address of bank ( or trustee) from which wire transfer was sent shall be delivered or mailed to:

                                      State Life Insurance Company
                                      c/o American United Life Insurance Company
                                      One American Square
                                      Indianapolis, Indiana 46206-0368
                                      Attn: Christopher D. Pahlke, Securities Department

3.       All notices with respect to prepayments, both scheduled and unscheduled, whether partial or in full, and notice of maturity shall be delivered or mailed to:

                                      State Life Insurance Company
                                      c/o American United Life Insurance Company
                                      One American Square
                                      Indianapolis, Indiana 46206-0368
                                      Attn: Christopher D. Pahlke, Securities Department

4.      All other communications which shall include, but not be limited to, financial statements and certificates of compliance with financial covenants shall be delivered or mailed to:

                                      State Life Insurance Company
                                      c/o American United Life Insurance Company
                                      One American Square
                                      Indianapolis, Indiana 46206-0368
                                      Attn: Christopher D. Pahlke, Securities Department

5. All securities shall be registered in the name of the State Life Insurance Company.
6. Tax I.D. No. 35-0684263

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

Berkshire Life Insurance Company	1 Class B Note for $2,000,000
700 South Street
Pittsfield, Massachusetts 01201

1.      All payments on account of the Notes or other obligations in accordance with the provisions thereof shall be made by bank wire transfer of immediately available funds for credit, not later than 12 noon, New York time to:

                      Berkshire Life Insurance Company
                      Account Number 002-4-020877
                      The Chase Manhattan Bank, N.A.
                      ABA # 021000021

2. Contemporaneously with the above wire transfer, advice setting forth:

                      (1)   the full name, interest rate, PPN number and maturity date of the Notes;
                      (2)   allocation of payment between principal and interest and any special payments; and
                   (3)   name and address of bank (or trustee) from which wire transfer was sent shall be delivered or mailed to:

                           Berkshire Life Insurance Company
                      Attn: Securities Department
                          700 South Street
                          Pittsfield, Massachusetts 01201

3. All notices with respect to prepayments, both scheduled and unscheduled, whether partial or in full, and notice of maturity shall be delivered or mailed to:
Berkshire Life Insurance Company Attn: Securities Department 700 South Street Pittsfield, Massachusetts 01201
4. All other communications which shall include, but not be limited to, financial statements and certificates of compliance with financial covenants, shall be delivered or mailed to:

Berkshire Life Insurance Company Attn: Securities Department 700 South Street Pittsfield, Massachusetts 01201

5. All securities shall be registered in the name of Berkshire Life Insurance Company.
6. Tax I.D. No. 04-1083480

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the section hereof following such term:

            "Affiliate" means at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

            "Business Day" means for the purposes of any provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

            "Called Principal" is defined in Section 8.6.

             "Capital Lease" means at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

             "Change of Control"   means, at any time, the occurrence of an event which results if any person other than Eastern Systems Corporation becoming the beneficial owner, directly or indirectly, or more than 50% of the total Voting Stock of the Company. As used in this definition, "person" shall have the meaning given it in Sections 13(d) and 14(d) of the Exchange Act, and "beneficial ownership" shall have the meaning given it in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares of Voting Stock of the Company that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

"Class A Notes" is defined in Section 1.
"Class B Notes" is defined in Section 1.
"Closing " is defined in Section 3.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
"Company" means Mountaineer Gas Company, a West Virginia corporation.

"Confidential Information" is defined in Section 20.

          "Consolidated funded Indebtedness" at any date, means the amount, without duplication, of the Funded Indebtedness of the Company and all Restricted Subsidiaries at such date, determined on a consolidated basis.

           "Consolidated Net Income"   for any period means net income after income taxes of the Company and its Restricted subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP, but excluding:

(1) the amount by which capital gains and other extraordinary credits exceed capital losses and extraordinary charges;
(2) any gain arising from any write-up of assets or from the acquisition of any Securities of the Company or any Restricted Subsidiary;
(3) earnings of any Person realized prior to the date it becomes a Restricted Subsidiary or its assets are acquired by merger or otherwise by the Company or a Restricted Subsidiary;

            (4)   earnings of any Person (other than a Restricted Subsidiary) in which the Company or any                     Restricted Subsidiary has an ownership interest, not received by the Company or such Restricted Subsidiary in the form of cash distributions, provided that any earnings excluded pursuant to this clause (4) may be included in the year in which they are actually received as cash distributions;

             (5)   earnings denominated in any currency which is not freely convertible into United
                     States Dollars, provided that any earnings excluded pursuant to this clause (5) may be included in the year in which they are actually converted into United States Dollars;

(6) any portion of the earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;
(7) earnings of any Person (other than a Restricted Subsidiary) realized prior to the date it acquires the assets of the Company by merger or otherwise; and
(8) any gain arising from the termination of a Pension Plan;

provided that for purposes only of Section 10.4, the amount paid to Affiliates for management or other services in any period shall be added to net income for the period in the determination of Consolidated Net Income for the period.

               "Consolidated Net Tangible Assets" at any time means the net book value (after deducting depreciation, obsolescence, amortization, valuation and other proper reserves) at which the Tangible Assets of the Company and its Restricted Subsidiaries should be shown on a consolidated balance sheet at such time in accordance with GAAP.

                 "Consolidated Tangible Shareholders Equity" at any date, means the amount at which common and preferred stock, capital surplus and retained earnings of the Company and its Restricted Subsidiaries would be shown on a consolidated balance sheet at such date in accordance with GAAP, less the amount at which assets other than Tangible Assets would be shown on such balance sheet.

               "Consolidated Total Assets" means, at any time, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interest, if any, in the stock and surplus of Subsidiaries.

               "Coral" is defined in Section 5.18.

               "Current Debt" with respect to any person means all its Indebtedness which is payable on demand or with in one year from the date of incurrence thereof, except:

               (1)   any Indebtedness which is renewable or extendible at the option of the obligor to a date more than one year from the date of its incurrence, and

               (2)   any Indebtedness which, although payable within one year, constitutes principal payments on Indebtedness expressed to mature more that one year from the date of its incurrence.

"Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
"Default Rate" means 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes.
"Discounted Value" is defined in Section 8.6.

                 "EBIT" for any period means the sum of (a) Consolidated Net Income for such period, plus (b) the amount deducted in determining consolidated Net Income for such period for interest and income tax expense.

                 "Environmental Laws" means any and all Federal, state, local, and foreign statues, laws, regulations, ordinances, rules, judgments orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
"ERISA Affiliate" means any trade or business (whether or not incorporated ) that is treated as a single employer together with the Company under section 4.14 of the Code.
"Event of Default" is defined in Section 11.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Funded Indebtedness" with respect to any Person means (i) all Indebtedness of such Person having a final maturity of one or more than one year from the date of incurrence thereof ( or which is renewable or extendible at the option of the obligor for a period or periods of one year or more than one year from the date of incurrence) and (ii) the portion of current Debt which is to be included in Funded Indebtedness pursuant to Section 10.3(d); provided, however, that funded Indebtedness shall not include liabilities with respect to letters of credit issued to or for the benefit of the Company and its Restricted Subsidiaries in support of workers compensation liabilities under West Virginia law.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America. ..
"Governmental Authority" means
(a) the government of
(i) the United States of America or any State or other political subdivision thereof, or
(ii) any jurisdiction I which the company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

              "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) or such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

                         (b)   to advance or supply funds (i) for the purchase or payment or such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment or such indebtedness or obligation;

                         (c)   to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) other wise to assure the owner of such indebtedness or obligation against loss in respect thereof.

in any computation of the indebtedness of other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

               "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration or which is or shall be restricted prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

"Holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
"Indebtedness" with respect to any Person means, at any time, without duplication,
(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock.

                         (b)   its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether nor not it has assumed or otherwise become liable for such liabilities);

                        (e)   all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swaps of such Person; and
(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof

               "Institutional Investor" means (a) any original purchase of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institutional, an pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institutional or entity, regardless of legal form.

               "Interest Expense" with respect to any Person for any period means the interest expense, including the interest portion of rental payments under Capital Leases, of such Person for such period, as determined in accordance with GAAP.

"Investment" means all in any Person other than routine investments in property to be used or consumed in the ordinary course of business.

               "Lieu" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest of title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of Stock, stockholder agreements, voting trust agreements and all similar arrangements).

"MAPCOM" is defined in Section 5.4.
'MGS" is defined in Section 5.4.
"Make-Whole Amount" is defined in Section 8.6.
"Material" means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

               "Material Adverse Effect" means a material adverse effect on (a) the business, operations, franchises, affairs, financial condition, assets or properties of the Company or any Subsidiary, (b) the rates to be charged by the Company or the valuation of any of its property for ratemaking purposes, (c) the ability of the Company to perform its obligations under this Agreement, the Other Agreements and the Notes, or (d) the validity or enforceability of this Agreement, the Other Agreements or the Notes.

"Memorandum" is defined in Section 5.3.
"Multiemployer Plan" means any Plan this is a "multiemployer plan" (as such terms is defined in section 4001(a)(3) of ERISA).
"Notes" is defined in Section 1.
"Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
"Operating Subsidiary" means each Subsidiary that owns and/or operates a local natural gas distribution company.
"Other Agreements" is defined in Section 2.
"Other Notes" means the Company's 7.59% Senior Notes due October 1, 2010.
"Other Purchasers" is defined in Section 2.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

"Person" means an individual, partnership, corporation, limited liability company, association, trust unincorporated organization, or a government or agency or political subdivision thereof.

               "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

               "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

               "Pro Forma Interest Expense" for any period, with respect of any coverage determination required under Section 10.3 means the sum after giving effect to the funded Indebtedness to be tested and to any concurrent transactions, of the annual Interest Expense of all Indebtedness (including guaranteed Indebtedness of the Company and restricted Subsidiaries (other than Indebtedness owed to the Company or a Wholly-Owned Restricted Subsidiary).

"property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

               "Purchase Money Mortgage" means any Lien or property which is granted or retained at the time of the original acquisition or improvement or such property or within 12 months of such acquisition or improvement in order to permit or facilitate the financing of the acquisition of improvement of such property.

"QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.
"Rate Moratorium Agreement" is defined in Section 5.17.
"Redeemable Stock" means capital stock which by its terms is required or permitted to be redeemed, paid or purchases by the issuer thereof on a periodic or other basis.
"Remaining Average Life" is defined in Section 8.6.
"Remaining Scheduled Payments" is defined in Section 8.6.
"Required Holders" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
"Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

               "Restricted Investments" means all investments, made in cash or by delivery of property, by the Company and its Restricted Subsidiaries (x) in any Person, whether by acquisition of a Security, or by loan, advance or capital contribution, or otherwise or (y) in any property (items (x) and (y) herein called "Investments"), except Investments in:

(a) property to be used in the ordinary course of business as described in Section 5.18, and equity Investments by the Company in each of MGS and MAPCOM;
(b) current assets arising from the sale of goods and services in the ordinary course of business;

                         (c)   direct non-callable obligations of end non-callable obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the Untied States of America;

                        (d)   commercial paper (including both interest-bearing and non-interest bearing obligations) payable on demand or on a specified date not more than one year from the date of issuance thereof having a rating of !-1 from Standard & Poor's corporation or P-1 by Moody's Investors Service, Inc; and

                         (e)   short-term certificates of deposit of any depository institution or trust company incorporated under the laws of the Untied States of America or any state thereof which as a combined capital and surplus of at least $250,000,000, which is subject to supervision by federal and/or state banking authorities and which, at the time of investment, has the highest short-term credit rating available from Standard & Poor's Corporation or Moody's Investors Service, Inc.

Investments shall be valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon.
"Restricted Payment" means, without duplication:

                         (a)   the declaration or payment by the Company of any dividend or distribution on its capital stock (other than dividends or distributions payable solely in shares of capital stock (other than Redeemable Stock) or in options, warrants or other rights to acquire capital stock (other than Redeemable Stock));

(b) the purchase, redemption or other acquisition or retirement for value by the Company or any Restricted Subsidiary of any shares of the Company's capital stock;

                         (c)   the purchase, redemption, defeasance or other acquisition or retirement for Value by the Company or a Restricted Subsidiary prior to the maturity date thereof of any Indebtedness that is subordinated in right off payment to the Notes, or the making of a principal payment with respect to any such Indebtedness prior to the date that such payment is required by the terms of such Indebtedness; or

(d) the making by the Company or a Restricted Subsidiary of any Restricted Investment; or
(e) the payment by the Company or a Restricted Subsidiary of fees to an Affiliate for management services or otherwise.

"Restricted Subsidiary" means each of MGS, MAPCOM an any other Subsidiary,
(1) organized under the laws of the United States or Canada or a jurisdiction thereof,
(2) which conducts substantially all of its business and has substantially all of its Property within the United States and Canada,

                        (3)   at least 80% (by number of votes) of the Voting Stock of which and 100% of all other equity securities of which are legally and beneficially owned by the Company and its Wholly-owned Restricted Subsidiaries; and

(4) which has been designated by the Company as a Restricted Subsidiary by notice to each of the holders of the Notes outstanding at the time.
Once the Company has designated any Subsidiary as a Restricted Subsidiary, it may not terminate such designation. "Securities Act" means the Securities Act of 1933, as amended from time to time.
"Senior Financial Officer" means the chief financial officer of the Company.
"Settlement Date" is defined in Section 8.6.
"Source" is defined in Section 6.2.

                         "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interest to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company,

"Subsidiary Stock" is defined in Section 10.7.
"Surviving Entity" is defined in Section 10.2.

               "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, bases on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous.

payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
"Tangible Assets" means all assets other than;

                         (a)   deferred assets, other than prepaid insurance and prepaid taxes provided that regulatory assets or the Company, such as, but not limited to, synthetic natural gas development costs, deferred pension costs, deferred rate case costs, costs incurred in connection with the Columbia Gas bankruptcy an FASB 109 taxes, which are deferred in anticipation of their amortization or other recovery through customer rates shall constitute Tangible Assets so long as WVPSC continues to permit such recover;

(b) patents, copyrights, trademarks, trade names, franchises, good will, experimental expense and other similar intangibles;
(c) treasury stock and Restricted Investments; and

                        (d)   unamortized debt discount and expense; provided that unamortized debt discount and expense of the Company which is deferred in anticipation of its amortization or other recovery through customer rates shall constitute Tangible Assets for long as WVPSC continues to permit such recovery.

"Total Capitalization" means the sum of Consolidated Funded Indebtedness and Consolidated Tangible Shareholders' Equity.
"Treasury Rate" is defined in Section 8.6.

               "Voting Stock" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions).

"Unrestricted Subsidiaries" means any Subsidiary of the Company that is not a Restricted Subsidiary.
"WVPSC" is defined in Section 4.10.

                "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the equity securities (except directors' qualifying shares) of which are owned by the Company and/or the Company's other Wholly-Owned Restricted Subsidiaries.

Mountaineer Gas Company $10,000,000 7.83% Senior Notes, Class A Due October 31, 2009 $30,000,000 8,09% Senior Notes, Class B Due October 31, 2019 Schedule 4.9 Changes in Corporate Structure None

Mountaineer Gas Company $10,000,000 7.83% Senior Notes, Class A Due October 31, 2009 $30,000,000 8.09% senior Notes, Class B due October 31, 2019 Schedule 5.3 Disclosure None

Mountaineer Gas Company
$10,000,000
7.83% Senior Notes, Class A
Due October 31, 2009

$30,000,000
8.09% Senior Notes, Class B
Due October 31, 2019

Schedule 5.4

Organization and Ownership of Shares of Subsidiaries

               None of the Subsidiaries listed below has any authorized, issued or outstanding shares of its capital stock of any class or any commitments to issue any share of its capital stock of any class or any securities convertible into or exchangeable for any shares of its capital stock of any class except as otherwise stated in this Schedule 5.4

Subsidiary	Record Owner	Class of Shares	Number of Authorized Shares	Number of Issued Shares	Number of Outstanding Shares	Par or Liquidation Value	State of Incorporation	Other States in which Subsidiary Conducts Business	Additional Names Under Which Subsidiary Conducts Business

MGS	MGC	Common Stock	100	100	100	$1.00	West Virginia	None	None
MAPCOM	MGC	Common Stock	75,000	60,150	60,150	None	Virginia	West Virginia	None

            ("MGS" means Mountaineer Gas Services, Inc.)

           ("MGC" means Mountaineer Gas Company)           ("MAPCOM" means MAPCOM Systems, Inc.)
Mountaineer Gas Company
$10,000,000
7.83% Senior Notes, Class A
Due October 31, 2009

$30,000,000
8.09% Senior Notes, Class B
Due October 31, 2019

Schedule 5.5

Financial Statements

1. Audited financial statements for the year ending June 30, 1999.
2. Audited financial statements for the year ending June 30, 1998.
3. Audited financial statements for the year ending June 30, 1997.
4. Audited financial statements for the year ending June 30, 1996.
5. Audited financial statements for the year ending June 30, 1995.
6. Audited financial statements for the year ending June 30, 1994.

Mountaineer Gas Company $10,000,000 7.83% Senior Notes, Class A Due October 31, 2009 $30,000,000 8.09% Senior Notes, Class B Due October 31, 2019 Schedule 5.8 Litigation

               Dennis Hudson, et ux, vs. Mountaineer Gas Company vs. City of Charleston, Civil Action No. 99-C-1307. This action was filed June 14,1999 in the Circuit Court of Kanawha County, West Virginia. This is a personal injury action. Mountaineer's facilities were damaged by a City of Charleston Public Works crew which caused gas to leak into the atmosphere. The City notified Mountaineer of the leak and the City crew then left the scene. Mountaineer arrived on the scene and at some point during Mountaineer's repair of the facilities the City crew returned. The Plaintiff, an employee of the City, without being requested by the Company, attempted to remove a guardrail within ten to twelve feet of the gas leak with a power tool. The power tool caused the gas to ignite and the plaintiff was injured. The Compliant asserts claims for negligence. Statutory violations, strict liability and loss of consortium. The Complaint demands an unspecified amount of compensatory and punitive damages and a trial by jury. Mountaineer answered the Complaint, denying all liability, and filed a Third-Party complaint against the City. The Third-Party Complaint is based upon the City's failure to locate the line prior to excavating, the conduct of the city's employees in causing the accident, and the city's failure to adequately train its employees regarding the dangers associated with natural gas. The City has moved to dismiss the Third-Part Complaint based on Workers' Compensation and governmental immunity. A hearing in the motion is scheduled for November 12, 1999,. Also, Mountaineer believes that there exists a viable affirmative defense of comparative negligence against the Plaintiff.

               Discovery is ongoing and it is difficult to evaluate the likelihood of an unfavorable outcome. However, Mountaineer's exposure in this case is limited to $200,000 which is the level of self retention limited under its general liability insurance coverage.

Mountaineer Gas Company $10,000,000 7.83% Senior Notes, Class A Due October 31, 2009 $30,000,000 8.09% Senior Notes, Class B Due October 31, 2019 Schedule 5.11 Licenses, Permits, etc. None

Mountaineer Gas Company $10,000,000 7.83% Senior Notes, Class A Due October 31, 2009 $30,000,000 8.09% Senior Notes, Class B Due October 31, 2019 Schedule 5.14 Use of Proceeds
The proceeds of the purchases of the Notes will be used to make the following payments:
PNC Bank, NA	Line of Credit Reduction	$30,000,000
Bank One, West Virginia, NA	Line of Credit Reduction	$10,000,000

Mountaineer Gas Company $10,000,000 7.83% Senior Notes, Class A Due October 31, 2009 $30,000,000 8.09% Senior Notes, Class B Due October 31, 2019 Schedule 5.15 Existing Indebtedness and Lines
INDEBTEDNESS AND LIENS OF COMPANY AND SUBSIDIARIES

OBLIGOR	OBLIGEE	NATURE OF INDEBTEDNESS	PRINCIPAL BALANCE OUTSTANDING ON October 15, 1999	NATURE OF LIEN (IF ANY)

Mountaineer Gas Company	John Hancock, Mutual Life Insurance Company and Embassy & Co.	Promissory Notes	$60,000,000	None

Mountaineer Gas Company	Grace and Thomas Clawson	Promissory Note	$142,500	Deed of Trust

Mountaineer Gas Company	One Valley Bank, NA	Line of Credit	$16,191,200	None

Mountaineer Gas Company	PNC Bank, NA	Line of Credit	$33,000,000	None

Mountaineer Gas Company	Bank One, West Virginia, NA	Line of Credit	$10,000,000	None

Mountaineer Gas Company $10,000,000 7.83% Senior Notes, Class A Due October 31, 2009 $30,000,000 8.09% Senior Notes, Class B Due October 31, 2019 Schedule 5.19 Environmental Matters None

(FORM OF CLASS A NOTE) MOUNTAINEER GAS COMPANY 7.83% SENIOR NOTE, CLASS A, DUE OCTOBER 31, 2009

No.( ) (Date)
$( ) PPN 62452*AD5

               FOR VALUE RECEIVED, the undersigned, MOUNTAINEER GAS COMPANY (herein called the "Company"), a corporation organized and existing under the laws of the State of West Virginia, hereby promises to pay to (_______________________), or registered assigns, the principal sum of (_________) DOLLARS on October 31, 2009, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 7.83% per annum from the date hereof, payable semiannually, on the last day of April and October in each year, commencing with the April 30 or October 31 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of and Make-Whole Amount (as defined in the Note Purchase Agreements referred to below) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum of 9.83%.

               Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Charleston, West Virginia or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

               This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, dated as of October 15,1999 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made here representation set forth in Section 6.2 of the Note Purchase Agreements.

          This Note is a registered Note and as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by an notice to the contrary.

               The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

               If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

               This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, excluding the choice-of-law principles of such State that would require the application of the laws of a jurisdiction other than such State.

MOUNTAINEER GAS COMPANY

By:____________________________
Title:

(FORM OF CLASS B NOTE) MOUNTAINEER GAS COMPANY 8.09% SENIOR NOTE, CLASS B, DUE OCTOBER 31, 2019

No.( ) (Date)
$( ) PPN 62452*AE3

               FOR VALUE RECEIVED, the undersigned, MOUNTAINEER GAS COMPANY (herein called the "Company"), a corporation organized and existing under the laws of the State of West Virginia, hereby promises to pay to (_______________________), or registered assigns, the principal sum of (_________) DOLLARS on October 31, 2019, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 8.09% per annum from the date hereof, payable semiannually, on the last day of April and October in each year, commencing with the April 30 or October 31 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted bylaw on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of and Make-Whole Amount (as defined in the Note Purchase Agreements referred to below) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum of 10.09%.

               Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Charleston, West Virginia or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

               This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, dated as of October 15,1999 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made here representation set forth in Section 6.2 of the Note Purchase Agreements.

               This Note is a registered Note and as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by an notice to the contrary.

               The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

               If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

               This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, excluding the choice-of-law principles of such State that would require the application of the laws of a jurisdiction other than such State.

MOUNTAINEER GAS COMPANY

By:____________________________
Title:

FORM OF OPINION OF SPECIAL COUNSEL TO THE COMPANY

Matters to be covered in

Opinion of Goodwin & Goodwin, Special Counsel To the Company

               1.   Each of the Company and its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.

2. Each of the Company and its Subsidiaries being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.

3. Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

4. No conflicts with charter documents, laws or other agreements.

5. All consents and governmental approvals required to issue and sell the Notes and to execute and deliver the documents having been obtained.

6. No litigation questioning validity of documents.

7. The Notes not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

8. No violation of Regulations U, T or X of the Federal Reserve Board.

9. Company not an "investment company", or a company "controlled" by an "investment company", under the Investment Company Act of 1940, as amended.

10. Company and its Subsidiaries not being subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

11. Company and its Subsidiaries having all licenses, permits, franchises and authorization necessary to conduct their business.

12. Effectiveness of fuel adjustment clause for the Company.

13. Natural Gas Supply Management Agreement being duly authorized, executed and delivered by both parties thereto and being legal, valid, binding and enforceable.

14. Rate Moratorium Agreement being and related WVPSC order effective, final, non-appealable and binding on parties thereto and other entities.

FORM OF OPINION OF SPECIAL COUNSEL TO THE PURCHASERS

MATTERS TO BE COVERED IN OPINION OF DAY, BERRY & HOWARD LLP SPECIAL COUNSEL TO THE PURCHASER

1. The Company being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.

2. Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

3. No conflicts with charter documents.

4. All Federal consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.

5. The Notes not requiring registration under the Securities Act of 1933, as amended; not need to qualify an indenture under the Trust Indenture Act of 1939, as amended.